Exhibit 99.1

SABA PROVIDES COMPANY AND RESTATEMENT UPDATE

Redwood Shores, Calif., December 15, 2014 – Saba (OTC Pink: SABA), a global leader in cloud-based intelligent talent management solutions, today provided an update on the Company and its progress on the restatement.

Restatement Update

The Company continues to work diligently to complete the restatement and regain compliance with its reporting requirements. As a result of the ongoing complexity of the work required to complete the restatement, the Company’s current expectation regarding anticipated completion of the restatement work has shifted to an estimated time period no earlier than the Company’s first quarter of fiscal year 2016 (commencing June 1, 2015).

As previously reported, the work on the restatement remains centered on determining the timing of recognition of revenue. The delay in completion is primarily attributable to compiling historical data to support the Company’s determination of restated revenues and completing the audit.

There are inherent uncertainties in the amount of time required to complete the restatement work due to the scope and complexity of the work involved. Accordingly, the Company is not able to provide assurances of the completion date for the restatement.

As previously disclosed, the Company’s settlement with the SEC provides that if the Company does not file its delayed periodic reports with the SEC by February 15, 2015, then the Company’s registration of its common stock pursuant to Section 12 of the Exchange Act will be subject to revocation pursuant to Section 12(j) of the Exchange Act. The Company expects that once the Section 12(j) deregistration becomes effective, broker-dealers will not be permitted to effect transactions in the Company’s securities until the Company has completed the restatement and filed a registration statement on Form 10 pursuant to Section 12(g) of the Exchange Act and such registration statement has become effective.

Evaluating Strategic Alternatives

The Company has been evaluating strategic alternatives, including a sale of the Company, and has commenced preliminary discussions with potential acquirers. Morgan Stanley & Co. LLC is acting as the Company’s financial advisor in connection with the process.

Saba’s Board of Directors has not made a determination to sell the Company. Furthermore, there is no assurance that this process will result in the Company determining to pursue a transaction or that a transaction will be completed. If any such transaction is completed, there is no assurance, based on preliminary expressions of interest, that it will be valued at or above current quoted prices for the Company’s shares. Saba does not expect to comment further or update the market with any additional information on the process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary.

Business Update

“As we work on the restatement and explore strategic alternatives, the Company continues to execute on its business strategies. We remain fully committed to continuing to ensure customer success, accelerate product innovation, deliver on our business objectives and attract and retain world-class talent,” stated Shawn Farshchi, Saba’s president and chief executive officer.

While the Company is not yet in a position to report detailed financial results for its second quarter of fiscal year 2015, ended November 30, 2014, as a result of its pending restatement of certain historical financial results, the Company is providing the following preliminary selected financial metrics that are not expected to be impacted by the restatement:

•	New cloud bookings (annual contract value) grew 9% in the second quarter of fiscal year 2015 as compared to the second quarter of fiscal year 2014 (which had the second greatest new cloud bookings in the Company’s history). On a trailing twelve-month basis, new cloud bookings grew 47% over the same period last year. Total cloud bookings grew 13% in the second quarter of fiscal year 2015 as compared to the second quarter of fiscal year 2014.

•	42 new customers were added in the second quarter of fiscal year 2015. New customers included Hyatt Hotels, H.J. Heinz, Centers for Medicare and Medicaid, American Family Insurance, Jenny Craig, Tribune Publishing, and British Sky Broadcasting Limited.

•	Eight customers signed on in the second quarter of fiscal year 2015 to upgrade their talent solution from behind-the-firewall to Saba Cloud. Customers include Ford Motor Company, AstraZeneca, Kimberly Clark, Media-Saturn, Siemens Medical, Union Bank, and Thomson Reuters.

•	Cloud renewal rates were 92% in the second quarter of fiscal year 2015.

•	Cash and cash equivalents were $21.6 million (after payment in the first quarter of fiscal 2015 of approximately $7 million associated with the accounting review and restatement) and total debt was $91 million at November 30, 2014.

About Saba

Saba (OTCPink: SABA) delivers a cloud-based intelligent talent management solution used by leading organizations worldwide to hire, develop, engage and inspire their people. With machine learning at its core, intelligent talent management offers proactive, personalized recommendations on candidates, connections and content to help employees and organizations lead and succeed. Saba Cloud is a purpose-built, highly scalable platform that exceeds industry security and reliability standards. Saba has more than 31 million users and 2,200 customers across 195 countries and 37 languages. Learn more about intelligent talent management at www.saba.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, the Company’s current progress and timing objectives regarding completion of its accounting restatement, the anticipated timing and impact of deregistration of the Company’s common stock pursuant to Section 12(j), the outcome of the Company’s current process to explore strategic alternatives, the Company’s ability to complete a transaction in the event it is able to obtain a transaction agreement on satisfactory terms, the price at which any such transaction might occur, the current state of progress of the Company’s business through the second quarter of fiscal 2015, the Company’s ability to sustain positive business momentum, the nature of the issues to be resolved in order for the Company to complete its restatement, the potential impact of the restatement on the Company’s financial performance and financial statements, the Company’s guidance concerning preliminary financial results and certain other financial and operating metrics, and the expectation that the financial and operating metrics reported in the press release will not be impacted by the restatement. The actual outcome of such matters could differ materially from those expressed in any forward-looking statements due to, among other things, the Company’s ability to complete the work required for the pending restatement of its financial statements in a timely manner, any additional required adjustments to the Company’s financial statements and/or other factors arising in the restatement process that are not currently known or identified or where the scope of work required or impact of the restatement may be greater than what is currently known or anticipated by the Company, and the impact of the restatement on the Company’s sales, operations and financial performance. In addition, Saba faces risks and uncertainties that could affect timing of the completion of its restatement as well as the Company’s ability to secure a strategic alternative in order to protect shareholder value including material weaknesses that exist with respect to its internal controls over financial reporting or additional deficiencies in its internal controls over financial reporting that may be identified. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com